EXHIBIT 2.1





                        AGREEMENT AND PLAN OF MERGER

                                by and among

                         BERKSHIRE ENERGY RESOURCES,

                           ENERGY EAST CORPORATION

                                     AND

                             MOUNTAIN MERGER LLC



                              November 9, 1999


                              Table of Contents

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
                            ARTICLE I-THE MERGER

Section 1.1     The Merger                                                          1
Section 1.2     Effects of the Merger                                               1
Section 1.3     Effective Time of the Merger                                        1
Section 1.4     Trustees                                                            2
Section 1.5     Officers                                                            2

                       ARTICLE II-TREATMENT OF SHARES

Section 2.1     Effect of the Merger on Shares and Membership Interests             2
Section 2.2     Exchange of Certificates                                            3

                           ARTICLE III-THE CLOSING

Section 3.1     Closing                                                             4

          ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization and Qualification                                      4
Section 4.2     Subsidiaries                                                        5
Section 4.3     Capitalization                                                      5
Section 4.4     Authority; Non-contravention; Statutory Approvals; Compliance       6
Section 4.5     Reports and Financial Statements                                    8
Section 4.6     Absence of Certain Changes or Events                                8
Section 4.7     Litigation                                                          8
Section 4.8     Proxy Statement                                                     9
Section 4.9     Tax Matters                                                         9
Section 4.10    Employee Matters; ERISA                                            11
Section 4.11    Environmental Protection                                           14
Section 4.12    Regulation as a Utility                                            16
Section 4.13    Vote Required                                                      17
Section 4.14    Opinion of Financial Advisor                                       17
Section 4.15    Ownership of Parent Common Stock                                   17
Section 4.16    Takeover Laws                                                      17

             ARTICLE V-REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1     Organization and Qualification                                     17
Section 5.2     Subsidiaries                                                       18
Section 5.3     Capitalization                                                     18
Section 5.4     Authority; Non-contravention; Statutory Approvals                  18
Section 5.5     Proxy Statement                                                    19
Section 5.6     Availability of Funds                                              19

              ARTICLE VI-CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Covenants of the Parties                                           19
Section 6.2     Covenant of the Company; Alternative Proposals                     23
Section 6.3     Employment Agreements                                              24
Section 6.4     Additional Statutory Approvals                                     24

                      ARTICLE VII-ADDITIONAL AGREEMENTS

Section 7.1     Access to Information                                              25
Section 7.2     Proxy Statement                                                    25
Section 7.3     Regulatory Matters                                                 25
Section 7.4     Company Shareholders' Approval                                     26
Section 7.5     Indemnification                                                    26
Section 7.6     Disclosure Schedules                                               27
Section 7.7     Public Announcements                                               28
Section 7.8     Certain Employee Agreements                                        28
Section 7.9     Employee Benefit Plans                                             28
Section 7.10    Expenses  30
Section 7.11    Further Assurances                                                 30
Section 7.12    Corporate Offices                                                  30
Section 7.13    Community Involvement                                              30
Section 7.14    Advisory Board                                                     30

                           ARTICLE VIII-CONDITIONS

Section 8.1     Conditions to Each Party's Obligation to Effect the Merger         30
Section 8.2     Conditions to Obligation of Parent to Effect the Merger            31
Section 8.3     Conditions to Obligation of the Company to Effect the Merger       32

                ARTICLE IX-TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination                                                        33
Section 9.2     Effect of Termination                                              34
Section 9.3     Termination Fee; Expenses                                          35
Section 9.4     Amendment                                                          36
Section 9.5     Waiver                                                             36

                        ARTICLE X-GENERAL PROVISIONS

Section 10.1    Non-survival; Effect of Representations and Warranties             36
Section 10.2    Brokers                                                            36
Section 10.3    Notices                                                            36
Section 10.4    Miscellaneous                                                      37
Section 10.5    Interpretation                                                     38
Section 10.6    Counterparts; Effect                                               38
Section 10.7    Parties in Interest                                                38
Section 10.8    Waiver of Jury Trial and Certain Damages                           38
Section 10.9    Enforcement                                                        38
Section 10.10   Disclaimer of Liability                                            39


                            List of Defined Terms

Term                                                   Page
----                                                   ----

1935 Act                                                 5
Advisory Board                                          30
Agreement                                                1
Alternative Proposal                                    24
Certificate                                              2
Certificate of Merger                                    1
Closing                                                  4
Closing Agreement                                       10
Closing Date                                             4
Code                                                     4
Company                                                  1
Company Common Shares                                    2
Company Disclosure Schedule                             27
Company Financial Statements                             8
Company Material Adverse Effect                          5
Company Preferred Shares                                 6
Company Required Consents                                6
Company Required Statutory Approvals                     7
Company SEC Reports                                      8
Company Shareholders' Approval                          17
Company Special Meeting                                 26
Confidentiality Agreement                               25
Controlled Group Liability                              11
Covered Company Employee                                29
Disclosure Schedules                                    27
Effective Time                                           2
Employee Benefit Plan                                   11
Employment Agreements                                   24
Environmental Permits                                   15
Environmental Claim                                     15
ERISA                                                   11
ERISA Affiliate                                         11
Exchange Act                                             8
Exchange Fund                                            3
Expenses                                                35
FERC                                                     8
Final Order                                             31
GAAP                                                     8
Indemnified Liabilities                                 26
Indemnified Parties                                     26
Indemnified Party                                       26
Initial Termination Date                                33
IRS                                                     12
joint venture                                            5
Liens                                                    6
Merger                                                   1
Merger Consideration                                     2
Merger Sub                                               1
Merger Sub Membership Interests                          2
MGL                                                      1
MLLCA                                                    1
Multiemployer Plan                                      11
Multiple Employer Plan                                  13
Parent                                                   1
Parent Disclosure Schedule                              27
Parent Material Adverse Effect                          17
Parent Preferred Stock                                  18
Parent Required Consents                                18
Parent Required Statutory Approvals                     18
Paying Agent                                             3
PBGC                                                    13
Plan                                                    11
Proxy Statement                                          9
Qualified Plans                                         12
Release                                                 16
Representatives                                         25
Retiree Plan                                            29
Robinson Employment Agreement                           24
SEC                                                      8
Securities Act                                           8
SERP                                                    29
subsidiary                                               5
Surviving Company                                        1
Takeover Laws                                           17
Tax Return                                               9
Tax Ruling                                              10
Taxes                                                    9
Termination Fee                                         35
VEBA                                                    12
Violation                                                6
Withdrawal Liability                                    12


      AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1999 (this "Agreement"), by and among Berkshire Energy Resources, a Massachusetts business trust (the "Company"), Energy East Corporation, a New York corporation ("Parent"), and Mountain Merger LLC, a Massachusetts limited liability company and a subsidiary of Parent ("Merger Sub").

      WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

      WHEREAS, the Board of Directors of Parent, the Board of Trustees of the Company and the Managers of Merger Sub have each approved and deemed it advisable and in the best interests of their respective shareholders and members to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company; and

      NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE I
                                 THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement:

      At the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the declaration of trust of the Company and the laws of the Commonwealth of Massachusetts. The Company shall be the surviving entity in the Merger and shall continue its existence under the laws of the Commonwealth of Massachusetts. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "the Company" shall refer to the Company prior to the Merger and the term "Surviving Company" shall refer to the Company in its capacity as the surviving entity in the Merger.

      Section 1.2 Effects of the Merger. At the Effective Time, (i) the declaration of trust of the Company, as in effect immediately prior to the Effective Time, shall be the declaration of trust of the Surviving Company until thereafter amended as provided by law and such declaration of trust and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended as provided by law, the declaration of trust of the Surviving Company and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 2 of Chapter 182 of the Massachusetts General Laws ("MGL") and Section 62 of the Massachusetts Limited Liability Company Act (the "MLLCA").

      Section 1.3 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), with respect to the Merger, a certificate of merger complying with Article 56 of the Company's declaration of trust and
Section 61 of the MLLCA (the "Certificate of Merger") shall be delivered to the Secretary of the Commonwealth of Massachusetts, and to such other offices as may be required by law, for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of the Commonwealth of Massachusetts, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

      Section 1.4 Trustees. The Managers of Merger Sub immediately prior to the Effective Time shall be the trustees of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the declaration of trust and by-laws of the Surviving Company.

      Section 1.5 Officers. Except for the Vice President of the Company, who shall become the President and Chief Executive Officer of the Surviving Company, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the declaration of trust and by-laws of the Surviving Company.

                                 ARTICLE II
                             TREATMENT OF SHARES

      Section 2.1 Effect of the Merger on Shares and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of the Company or membership interest of Merger Sub:

            (a) Membership Interests of Merger Sub. All of the membership interests of Merger Sub (the "Merger Sub Membership Interests") that are issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate of one thousand (1,000) fully paid and nonassessable common shares, without par value, of the Surviving Company.

            (b) Cancellation of Certain Company Common Shares. Each common share, without par value, of the Company (the "Company Common Shares"), that is owned by the Company as treasury shares and all Company Common Shares that are owned by Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Common Shares. Subject to the provisions of this Section 2.1, each Company Common Share, other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $38.00 in cash (the "Merger Consideration"). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate ("Certificate") representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      Section 2.2    Exchange of Certificates.

            (a) Deposit With Paying Agent. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company mutually agreeable to Parent and the Company (the "Paying Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, cash representing the aggregate Merger Consideration to which Company shareholders who have properly completed, signed and submitted letters of transmittal shall be entitled pursuant to Section 2.1(c); and from time to time cash representing the aggregate Merger Consideration to which Company shareholders who later submit letters of transmittal shall be entitled pursuant to Section 2.1(c) (such amounts being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall invest the Exchange Fund as Parent directs. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

            (b) Exchange And Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to
Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration. In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing Company Common Shares to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

            (c) Closing of Transfer Books. From and after the Effective Time, the share transfer books of the Company shall be closed and no registration of any transfer of any shares of the Company shall thereafter be made in the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged for the Merger Consideration.

            (d) Termination of Exchange Fund. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Company for payment of such funds to which such holder may be due, subject to applicable law.

            (e) Escheat. The Company shall not be liable to any person for such funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Each of the Surviving Company, the Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Company, the Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by the Surviving Company, the Company or Parent, as the case may be. Without limitation of the foregoing, unless an exemption applies, the Paying Agent will be required to withhold and remit to the IRS 31% of any cash payments to which a holder of Company Common Shares or other payee is entitled pursuant to the Merger, unless (i) the shareholder or other payee provides his or her U.S. Federal taxpayer identification number (social security number or employer identification number) and certifies that such number is correct by completing and signing the IRS Form W-9 that will be included as part of the transmittal letter sent to shareholders by the Paying Agent or (ii) another applicable exemption exists and is proved in a manner satisfactory to the Paying Agent.

                                 ARTICLE III
                                 THE CLOSING

      Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Huber Lawrence & Abell, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent as follows:

      Section 4.1 Organization and Qualification. Except as set forth in Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6), the Company and each of its subsidiaries (as defined below) is a business trust or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite trust or corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including business trusts, partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

      Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material and certain other subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, none of the Company's subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including business trusts, partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

      Section 4.3 Capitalization. The authorized capital of the Company consists of 10,000,000 Company Common Shares and 1,000,000 preferred shares, par value $100.00, of the Company ("Company Preferred Shares"). As of the close of business on November 8, 1999, there were issued and outstanding 2,523,479 Company Common Shares and no Company Preferred Shares. All of the issued and outstanding shares of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

      Section 4.4    Authority; Non-contravention; Statutory Approvals;
Compliance.

            (a) Authority. The Company has all requisite trust power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company subject to obtaining the applicable Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

            (b) Non-contravention. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the articles of organization, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and
(iii) such Violations as would not have, in the aggregate, a Company Material Adverse Effect.

            (c) Statutory Approvals. Except as described in Section 4.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

            (d)   Compliance.  Except as set forth in Section 4.4(d) or
Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in
Section 4.4(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its declaration of trust, articles of organization or by-laws or
(ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and are not reasonably likely to have, a Company Material Adverse Effect.

            (e) Except as set forth in Section 4.4(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Company or any of its affiliates to conduct business in any geographic area.

      Section 4.5 Reports and Financial Statements. The filings required to be made by the Company and its subsidiaries since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company or its predecessor with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the declaration of trust and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

      Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Schedule, from December 31, 1998 the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

      Section 4.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.7,
Section 4.9 or Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

      Section 4.8 Proxy Statement. The proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall not, at the date mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

      Section 4.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

      Except as disclosed in Section 4.9 of the Company Disclosure
Schedule:

            (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns (including withholding Tax Returns) required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

            (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes (including withholding Taxes) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

            (c) Tax Reserves. All material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP, and the unpaid Taxes of the Company and its subsidiaries do not exceed the amount shown therefor on such financial statements adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

            (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

            (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

            (f) Expiration of Statute of Limitations. The statute of limitations for the assessment of all material Taxes has expired for all applicable material Tax Returns of the Company and each of its subsidiaries, or those material Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full.

            (g) Audit, Administrative and Court Proceedings. No material claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

            (h) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

            (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since 1994, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority.

            (j) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes.

            (k) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (l) Code Section 897. To the best knowledge of the Company after due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of the Company Common Shares during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (m) Code Section 355(e). Neither the Company nor any of its subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the past 24 month period or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      Section 4.10 Employee Matters; ERISA. Except as set forth in the appropriate subsection of Section 4.10 of the Company Disclosure Schedule:

            (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

                  (i) "Controlled Group Liability" means any and all liabilities (a) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

                  (ii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
      Section 4001(a)(14) of ERISA.

                  (iii) An "Employee Benefit Plan" means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, trustee or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of
      Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

                  (iv) A "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

                  (v) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (vi) "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

            (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and, with respect to executive welfare benefit plans and nonqualified pension, savings and deferred compensation plans, states the number of employees participating in or covered by such plans.

            (c) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

            (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Section 4.10(b) of the Company Disclosure Schedule identifies each Plan or related trust which is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA"), and except as would not have a Company Material Adverse Effect, each such VEBA meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

            (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or (iii) is unfunded.

            (f) Except as would not have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

            (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid incurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation (as of the date of the most recent actuarial report prepared for such Plan) under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1993 in respect of any such Plan which is a defined benefit Plan; (iv) all material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

            (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

            (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would have a Company Material Adverse Effect following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or
Section 4204 or 4212 of ERISA since December 31, 1993.

            (j)   Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

            (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer, trustee or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth the estimated amount that will be required to be contributed to each trust listed thereon as a result of the consummation of the transactions contemplated hereby.

            (l) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

            (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a Company Material Adverse Effect.

            (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

            (o) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

      Section 4.11   Environmental Protection.  Except as set forth in
Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

            (a) Compliance. Except where the failure to be in such compliance would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and
(ii) neither the Company nor any of its subsidiaries has received any communication from any Governmental Authority or any written communication from any other person that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

            (b) Environmental Permits. The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except where the failure to obtain or to be in such compliance would not, in the aggregate, have a Company Material Adverse Effect.

            (c) Environmental Claims. There are no Environmental Claims (as defined in Section 4.11(f)(i)) pending (i) against the Company or any of its subsidiaries or joint ventures, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would have, in the aggregate, a Company Material Adverse Effect.

            (d) Releases. Except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) of any Hazardous Material (as defined in Section 4.11(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or (ii) to the knowledge of the Company, cause, damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Company or any of its subsidiaries.

            (e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which the Company or any of its subsidiaries formerly owned, leased or managed, in whole or in part, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect.

            (f)   As used in this Agreement:

                  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                  (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Parent, the Company or any of their subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      Section 4.12   Regulation as a Utility.  Except as set forth in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b)
a "public utility" under the Federal Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than Massachusetts or by any foreign country.

      Section 4.13 Vote Required. The approval of the Merger by two-thirds of the votes entitled to be cast by all holders of issued and outstanding Company Common Shares (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the shares of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

      Section 4.14 Opinion of Financial Advisor. The Company has received the opinion of Tucker Anthony Cleary Gull to the effect that, as of November 9, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

      Section 4.15 Ownership of Parent Common Stock. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock.

      Section 4.16 Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the Commonwealth of Massachusetts, including Chapters 110C, 110D and 110F of the Massachusetts General Laws.

                                  ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company as follows:

      Section 5.1  Organization and Qualification.  Except as set forth in
Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect").

      Section 5.2 Subsidiaries. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent is an exempt holding company under the 1935 Act and none of the subsidiaries of Parent is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act.

      Section 5.3 Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of the close of business on November 8, 1999, there were issued and outstanding 112,042,928 shares of Parent Common Stock and no shares of Parent Preferred Stock.

      Section 5.4    Authority; Non-contravention; Statutory Approvals.

            (a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

            (b) Non-contravention. Except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Parent or any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Parent Required Statutory Approvals (as defined in Section 5.4(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not have, in the aggregate, a Parent Material Adverse Effect.

            (c) Statutory Approvals. Except as described in Section 5.4(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

      Section 5.5 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 5.6 Availability of Funds. Parent has sufficient funds available to it or has received binding written commitments subject only to customary terms and conditions from third parties to enable Parent timely to perform all of its obligations under this Agreement.

                                 ARTICLE VI
                   CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

            (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and
(iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

            (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any shares other than (A) dividends by a wholly owned subsidiary to the Company or another wholly owned subsidiary,
(B) dividends by a less than wholly owned subsidiary consistent with past practice or (C) regular dividends on Company Common Shares with usual record and payment dates that do not exceed the current regular dividends on Company Common Shares, except for periodic increases made in the ordinary course of business consistent with the Company's recent policy of annual dividend increases as set forth in Schedule 6.1(b) of the Company Disclosure Schedule; (ii) split, combine or reclassify any shares or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of shares or capital stock.

            (c) Issuance of Securities. Except as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any of their shares or capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

            (d) Charter Documents; Other Actions. Neither party shall, nor shall any party permit any of its subsidiaries to, amend or propose to amend its respective declaration of trust, articles of organization, by-laws or regulations, or similar organic documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger.

            (e) Acquisitions. Except as disclosed in Section 6.1(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

            (f) Capital Expenditures. Except as set forth in Section 6.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 110% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule.

            (g) No Dispositions. Except as set forth in Section 6.1(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

            (h) Indebtedness. Except as set forth in Section 6.1(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than
(i) short-term indebtedness in the ordinary course of business consistent with past practice; (ii) arrangements between the Company and its subsidiaries or among its subsidiaries; or (iii) in connection with the refunding of existing indebtedness at a lower cost of funds.

            (i) Compensation, Benefits. Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or collective bargaining agreements, as may be required to facilitate or obtain a determination letter from the IRS that a plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any trustee, director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys; provided that prior to implementing any such increases on the basis of such surveys the Company shall advise Parent of its intention so to increase compensation or benefits and of the basis therefor and shall otherwise consult with Parent concerning such proposed increases, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any trustee, director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to
(A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company from dealing with matters of employee retention in specific areas of expertise through the use of specialized employment and benefit plans designed for that specific purpose; provided, however, that the result of the use of such specialized employment or benefit plans shall not, in the aggregate, result in payments in excess of $130,000.

            (j) 1935 Act. Except as set forth in Section 6.1(j) of the Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

            (k) Accounting. Except as set forth in Section 6.1(k) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

            (l) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (m) Third-party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

            (n) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

            (o) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

            (p) Contracts. Except as set forth in Section 6.1(p) of the Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

            (q) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the gas utility industry.

            (r) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

            (s) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Chapters 110C, 110D and 110F of the Massachusetts General Laws.

            (t) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the employment agreements disclosed in Section 6.1(t) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party.

            (u) Taxes. Except as disclosed on Section 6.1(u) of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return other than in a manner consistent with past custom and practice.

      Section 6.2 Covenant of the Company; Alternative Proposals. From and after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, trustees, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within one business day of the receipt thereof, and that it shall keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided however, that notwithstanding any other provision hereof, the Company may
(i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and
(y) the Board of Trustees of the Company shall conclude in good faith, after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Trustees of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, (y) provides the Parent a reasonable opportunity to respond to the Alternative Proposal and (z) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit a disposition permitted by Section 6.1(g) hereof.

      Section 6.3 Employment Agreements. Parent and the Company have entered into employment agreements with Mr. Robert M. Allessio, Mr. Michael J. Marrone and Ms. Cheryl M. Clark (the "Employment Agreements"), which will become effective upon consummation of the Merger. The Berkshire Gas Company, a subsidiary of the Company, has entered into an amendment of its employment agreement with Mr. Scott S. Robinson (the "Robinson Employment Agreement")

      Section 6.4 Additional Statutory Approvals. Parent agrees not to, and it will not permit any subsidiary to, and will use reasonable best efforts to cause any prospective subsidiary not to, be a party to any transaction that would make it necessary for Parent or the Company to make any declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority in connection with the consummation by Parent, Merger Sub or the Company of the transactions contemplated by this Agreement, other than those set forth in Section 5.4(c) of the Parent Disclosure Schedule or Section 4.4(c) of the Company Disclosure Schedule, in either case, that would reasonably be expected to prevent or materially impede, interfere with, or delay consummation of the Merger or the transactions contemplated by this Agreement beyond the 18-month anniversary of the date hereof.

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

      Section 7.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, trustees, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (a) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (b) access to all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of September 23, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

      Section 7.2 Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement.

      Section 7.3 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

      Section 7.4    Company Shareholders' Approval.

            (a)   Company Special Meeting.  Subject to the provisions of
Section 7.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval,
(ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its declaration of trust and by-laws, (iii) subject to the fiduciary duties of its Board of Trustees, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

            (b) Meeting Date. The Company Special Meeting for the purpose of securing the Company Shareholders' Approval shall be held on such date as the Company and Parent shall mutually determine.

      Section 7.5    Indemnification.

            (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, trustee or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against
(i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, trustee, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 8 of the MLLCA or the declaration of trust or certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

            (b) Insurance. For a period of six years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

            (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

            (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors, trustees and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective declaration of trust or articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

            (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

      Section 7.6 Disclosure Schedules. On the date hereof, (a) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Executive Vice President and General Counsel of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by the President and Chief Executive Officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

      Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

      Section 7.8 Certain Employee Agreements. Subject to Section 7.9, Parent and the Surviving Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties which apply to any current or former employee or current or former director or trustee of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. It is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in force at the Surviving Company or its subsidiaries, but that Parent, the Surviving Company and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; however, if any reductions in workforce in respect of employees of Parent and its subsidiaries, including the Surviving Company and its subsidiaries, become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Company or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Company or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Company and their respective subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

      Section 7.9    Employee Benefit Plans.

            (a) Except as may be required by applicable law, each Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, trustees, former trustees, directors or former directors of the Company and any of its subsidiaries who are covered by such plans, programs, agreements or arrangements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume or cause the Surviving Company to assume as of the Effective Time each Plan maintained by the Company immediately prior to the Effective Time and perform such plan, program, agreement or arrangement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained shall limit any reserved right contained in any such Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement; provided, further, that Parent or its subsidiaries shall provide to each employee of the Company and any of its subsidiaries who was covered by Plans immediately prior to the Effective Time and who is not covered by a collective bargaining agreement (a "Covered Company Employee"), for a period of no less than 18 months following the Effective Time, employer-provided benefits under Qualified Plans, supplemental retirement benefit and deferred compensation plans which are not Qualified Plans and welfare plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time. Without limiting the foregoing, each Covered Company Employee who is a participant in any Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its subsidiaries or affiliates in which such employee becomes a participant for service credited for the corresponding purpose under any such Plan; provided, however, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. No provision contained in this Section 7.9 shall be deemed to constitute an employment contract between Parent or any of its subsidiaries and any individual, or a waiver of Parent's or any of its subsidiaries' right to discharge any employee at any time, with or without cause.

            (b) The Company shall take all necessary actions so that, effective no later than immediately before the Effective Time, (i) each of the Corporate Incentive Compensation Plan, The Berkshire Gas Company Supplemental Executive Retirement Plan (the "SERP"), the Trust under the SERP, The Berkshire Gas Company Executive Retiree Health Plan (the "Retiree Plan") and all other executive benefit plans and programs of the Company and its subsidiaries shall be amended to the extent necessary so that any provisions therein that prohibit or limit the amendment or termination thereof following a change of control do not apply to individuals who are not participants therein as of the date of this Agreement and (ii) subject to applicable law and the provisions of any applicable collective bargaining agreement, each Qualified Plan shall be amended to the extent necessary so that any provisions therein that call for the waiver or elimination of vesting requirements upon or following a change in control shall apply only to individuals who are participants therein immediately before the Effective Time. Notwithstanding anything to the contrary herein, the Company shall take all necessary action so that, at the Effective Time, the Retiree Plan shall be amended to the extent necessary so that Messrs. Allessio and Marrone shall not participate in the Retiree Plan.

      Section 7.10 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

      Section 7.11 Further Assurances. Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

      Section 7.12 Corporate Offices. At and subsequent to the Effective Time, the headquarters of the Surviving Company shall be located in Pittsfield, Massachusetts.

      Section 7.13 Community Involvement. After the Effective Time, Parent will, or will cause the Surviving Company to make an aggregate of $200,000 per year in charitable contributions to the communities served by the Surviving Company and otherwise maintain a substantial level of involvement in community activities in the Commonwealth of Massachusetts (as well as the States of Vermont and New York) that is similar to, or greater than, the level of community development and related activities carried on by the Company.

      Section 7.14 Advisory Board. At the Effective Time, there shall be established an advisory board to the Surviving Company ("Advisory Board"), which shall be comprised of the persons who were trustees of the Company immediately prior to the Effective Time. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the Board of Trustees of the Surviving Company with respect to such issues as the Board of Trustees of the Surviving Company may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Company, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee trustees of the Company. Parent acknowledges that, pursuant to the Retirement Plan for Directors of The Berkshire Gas Company dated September 1, 1993, as amended, each trustee of the Company shall be credited with a minimum of 10 years of service under Section 4 of said Retirement Plan and shall be deemed fully vested pursuant to Section 4 of said Retirement Plan as of the Effective Time.

                                ARTICLE VIII
                                 CONDITIONS

      Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

            (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

            (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

            (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that a requirement that Parent become a registered holding company pursuant to
Section 5 of the 1935 Act as a result of the Merger shall not constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(c). In addition, the inclusion of a condition or requirement of the SEC's approval of the Merger under the 1935 Act that Parent divest its ownership of, or not consummate the acquisition of, any of the entities listed on Section 8.1(c) of the Parent Disclosure Schedule, shall constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(c). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

      Section 8.2 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

            (a) Performance of Obligations of the Company. The Company (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Sections 6.1 and 6.2 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

            (c) Closing Certificates. Parent shall have received a certificate signed by the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

            (d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance (other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof) which is reasonably likely to have a Company Material Adverse Effect.

            (e) Company Required Consents. The Company Required Consents the failure of which to obtain would have a Company Material Adverse Effect shall have been obtained.

      Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5.

            (a) Performance of Obligations of Parent. Parent (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct
(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Parent Material Adverse Effect.

            (c) Closing Certificates. The Company shall have received a certificate signed by the Executive Vice President and General Counsel of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

            (d) Parent Required Consents. The Parent Required Consents the failure of which to obtain would have a Parent Material Adverse Effect shall have been obtained.

                                 ARTICLE IX
                      TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this
Agreement:

            (a) by mutual written consent of the Board of Directors of Parent and the Board of Trustees of the Company;

            (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

            (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof by the Initial Termination Date;

            (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

            (e) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon five days' prior notice to Parent, if the Company is not in breach of this Agreement and, as a result of an Alternative Proposal, the Board of Trustees of the Company determines in good faith, that (i) the Alternative Proposal is financially superior to the Merger and the third party making the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Trustees of the Company deems relevant, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein;

            (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

            (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Trustees of the Company or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within two days of such request, (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or
(C); or

            (h) by Parent, by written notice to the Company, if Parent reasonably believes that (i) the transactions contemplated by this Agreement will delay the grant of any regulatory approval of any of the transactions listed in Section 9.1(h) of the Parent Disclosure Schedule or
(ii) any such regulatory approval, if granted, will be unduly burdensome to Parent.

      Section 9.2 Effect of Termination. Subject to Section 10.1(b), in the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers, directors or trustees hereunder, except that Section 7.10, Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.8 and Section 10.9 shall survive the termination.

      Section 9.3    Termination Fee; Expenses.

            (a)   Termination Fee upon Breach or Withdrawal of Approval.
If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(f)(i) or (ii) or (y) Section 9.1(g)(i) or (ii), then: the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $2 million ("Expenses"); provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $2 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

            (b)   If this Agreement is terminated by Parent pursuant to
Section 9.1(h), then Parent shall promptly (but not later than five business days after receipt of notice from the Company) pay to the Company in cash an amount equal to $4 million.

            (c) The Company shall pay Parent a fee of $4 million ("Termination Fee") plus Expenses, upon the termination of this Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to Section 9.1(e) or by Parent pursuant to Section 9.1(g)(iii); provided, however, that in the event of termination under either Section 9.1(c) or
Section 9.1(g)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within two years of such termination the Company enters into a definitive agreement to consummate or consummates an Alternative Proposal, and, in the case of a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the Company Special Meeting an Alternative Proposal and, in the case of a termination pursuant to Section 9.1(g)(iii), there shall have been made and not withdrawn at the time of such termination an Alternative Proposal.

            (d) Liquidated Damages; Prompt Payment. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any fee or expenses due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank, N.A., from the date such fee was required to be paid.

      Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors or Trustees or Managers as the case may be, of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company shares, except for alterations or changes that could otherwise be adopted by the Board of Trustees of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X
                             GENERAL PROVISIONS

      Section 10.1 Non-survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 10.7, 10.8, 10.9 and 10.10.

            (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(f)(i) or
Section 9.1(g)(i)).

      Section 10.2 Brokers. The Company represents and warrants that, except for Tucker Anthony Cleary Gull, whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Chase Securities, Inc., whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)   If to the Company, to:

                        Berkshire Energy Resources
                        115 Cheshire Road
                        Pittsfield, Massachusetts 01201
                        Attention: Scott S. Robinson
                        President and Chief Executive Officer
                        Telephone: (413) 442-1511
                        Telecopy:   (413) 443-0546

                        with a copy to:

                        Rich, May, Bilodeau & Flaherty, P.C.
                        176 Federal Street
                        Boston, Massachusetts 02110
                        Attention: Joseph F. Sullivan, Esq.
                        Telephone:  (617) 482-1360
                        Telecopy:   (617) 556-3889

                  (ii)  If to Parent or Merger Sub, to:

                        Energy East Corporation
                        One Canterbury Green
                        P.O. Box 1196
                        Stamford, Connecticut 06901
                        Attention:  Mr. Kenneth M. Jasinski
                        Executive Vice President and General Counsel
                        Telephone: (203) 325-0690
                        Telecopy:   (203) 325-1901

                        with a copy to:

                        Huber Lawrence & Abell
                        605 Third Avenue
                        New York, New York 10158
                        Attention: Leonard Blum, Esq.
                        Telephone:  (212) 682-6200
                        Telecopy:   (212) 661-5759

      Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Employment Agreements, the Robinson Employment Agreement and the Confidentiality Agreement; (b) shall not be assigned other than by operation of law without the prior written consent of the other parties hereto; and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MLLCA or the MGL.

      Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

      Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

      Section 10.10. Disclaimer of Liability. As provided by Article 3 of the Company's declaration of trust, no trustee of the Company shall be held to any liability whatever for the payment of any sum of money, or for damage or otherwise under this Agreement, and this Agreement shall not be enforceable against the trustees, shareholders (other than Parent), officers, agents or other representatives of the Company or any of them in their, his or her individual capacities or capacity. This Agreement shall be enforceable only against the Company, Merger Sub and Parent. Every person, firm, association, trust and corporation shall look only to the trust estate of the Company for the payment or satisfaction of any liability or damages of the Company arising out of or in connection with this Agreement.

      IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      BERKSHIRE ENERGY RESOURCES



                                       By:  /s/ Scott S. Robinson
                                            -------------------------
                                       Name: Scott S. Robinson
                                       Title: President and Chief
                                              Executive Officer


                                       ENERGY EAST CORPORATION




                                       By:  /s/ Kenneth M. Jasinski
                                            -------------------------
                                       Name: Kenneth M. Jasinski
                                       Title: Executive Vice President and
                                       General Counsel


                                       MOUNTAIN MERGER LLC



                                       By:  /s/Kenneth M. Jasinski
                                            -------------------------
                                       Name: Kenneth M. Jasinski
                                       Title: Secretary, Treasurer and
                                              Vice President